Exhibit 10.28

CONFIDENTIAL

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) made by and between Michael D. Modak (“Employee”) and Polymer Group, Inc., on behalf of itself and all affiliated entities and subsidiaries (“Employer”), hereinafter jointly referred to as “the parties,” sets forth the terms upon which the parties have agreed to conclude permanently Employee’s employment with Employer.

1.	Employee acknowledges that employment has been permanently severed effective December 31, 2013 (the Employee’s “Separation Date”).

2.	In full consideration of Employee’s signing this Agreement, Employer will provide Employee with the following payments and/or benefits:

a.	Employer will pay to Employee (i) twelve (12) times Employee’s monthly base salary at the rate in effect as of the Separation Date, which total equals $386,282.00, and (ii) an amount equal to Employee’s annual target bonus for the year which includes the Separation Date, which total equals $154,512.80. The total for such payments equals $540,794.80 less withholdings required under federal and state law. Said payments will be made in accordance with Employer’s regular pay days following the Effective Date of this Agreement as defined in Paragraph 8 below.

b.	Employer will pay to Employee, in a lump sum when annual bonuses generally are paid to other senior executives of Employer, Employee’s annual bonus for fiscal year 2013 (i.e., at a target rate of 40% of base compensation earned in 2013) as though Employee had continued to participate as an executive in the annual bonus plan through the payment date and in such amount as reflects the actual performance results for fiscal 2013, including any adjustments consistently applied to other senior executives of Employer.

c.	Employee will be paid, following Employee’s Separation Date, for earned, unused vacation, less withholdings required under federal and state law.

d.	Following your Separation Date, you shall be entitled to receive continuation of coverage under the Company’s group medical, dental and hospitalization insurance (the “Company Programs”) as provided herein and by the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the expiration of the COBRA coverage period. As an additional consideration for you to enter into this Agreement, the Company will pay you the sum of $1,064.31 monthly for a period of up to 12 months should you elect COBRA coverage. These payments are subject to all applicable withholdings and shall cease if at any time following your election of coverage you become eligible for coverage under a subsequent employer’s benefit plan.

e.	The Company shall pay the costs of reasonable outplacement services until you are employed on a full-time basis; provided that payment by the Company of such costs shall not exceed $15,000. If you prefer to take the cash of $15,000 in lieu of outplacement services, please initial here /s/ MM. Please note that this is taxable income to you.

f.	The valuable consideration described in (a) and (b) above constitutes items of value to which Employee would not otherwise be entitled, absent Employee’s release of claims (in the case of (a)) or the Employer’s exercise of discretion (in the case of (b)).

3.

In exchange for the above consideration and payments, Employee forever releases Employer, its subsidiaries and affiliates, its officers, directors, employees, agents, predecessors, successors and assigns (and all those who have served in such capacities during Employee’s employment with

Employer), from all actions, suits, claims and demands in law or equity, that Employee ever had, now has, or hereafter may have, resulting from anything which has happened up until now, including but not limited to, any matter, cause or claims relating in any way to Employee’s employment relationship or the termination of Employee’s employment relationship with Employer, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (as amended by the Older Worker Benefit Protection Act), the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Conscientious Employee Protection Act, the Family and Medical Leave Act, Executive Orders 11246 and 11141, N.C. Gen. Stat. §§ 143-422.2,168A-3 through 168A-5, or any other federal, state or local law or ordinances and any common law claims under tort, contract, negligence or any other theories now or hereafter recognized, the existence of which the Employer denies. The release recited in this paragraph shall include any and all claims which Employee may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and/or attorneys’ fees. Nothing in this Agreement and Release, however, is intended to waive Employee’s entitlement to vested benefits under any pension or 401 (k) plan or other benefit plan provided by Employer. Finally, the above release does not waive claims that Employee could make, if available, for unemployment (after the severance term), unpaid wages or workers’ compensation.

4.	Employee further acknowledges and represents that he or she has been fully and properly paid for all working time.

5.	Employee agrees to immediately return on or immediately following Employee’s Separation Date any and all things in Employee’s possession or control relating to Employer’s business including, but not limited to: keys, I.D. badges, door access cards, personal computers, cell phones, computer records, computer or phone system passwords, reports, correspondence, manuals, ledgers or any other proprietary materials pertaining to Employer.

6.	Employee represents that he or she has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges or lawsuits against the Company with any governmental agency or any court for actions taken up to and including the date Employee executes this Agreement. Further, neither Employee nor any person acting on Employee’s behalf will file or permit to be filed any lawsuit or legal or equitable relief involving any matter occurring at any time or related in any way to Employee’s employment relationship or the termination thereof, or the offer of benefits described herein, or involving any continuing effects of any acts or practices that may have arisen or occurred during Employee’s employment relationship or the termination of that employment relationship with Employer. Nothing herein shall prevent you from participating in an administrative action brought before or by the United States Equal Employment Opportunity Commission. However, you will not be entitled to recover and you agree to waive any monetary benefits or recovery against Employer in connection with any such claim, charge or proceeding of any kind without regard to which entity or person has brought such claim, charge or proceeding.

7.	Employer and Employee agree that neither will disparage nor otherwise discredit the other or, in the case of Employer, any of its employees, officers, directors, and agents, either verbally or in writing.

8.	This Agreement constitutes a voluntary waiver and release of Employee’s rights and Claims under the Age Discrimination in Employment Act (“ADEA”) and pursuant to the Older Workers Benefit Protection Act (“OWBPA”). Employee acknowledges that he or she has forty-five (45) days within which to consider the provisions of this Agreement, although Employee may sign and return it sooner. Employee also has the right to revoke this Agreement for a period of seven (7) days after execution. Any such revocation must be made in writing and directed to Mary Tomasello, 9335 Harris Corners Parkway, Suite 300, Charlotte, NC 28269. Accordingly, this Agreement shall not become effective or enforceable until the eighth day following the Agreement being signed and not revoked (the “Effective Date”).

9.	Employer further hereby advises Employee to consult with an attorney prior to signing this Agreement.

10.	Employee acknowledges that no promises or representations have been made to induce Employee to sign this Agreement other than as expressly set forth herein and that he or she has signed this Agreement as a free and voluntary act.

11.	Other than with respect to stock options granted under the Scorpio Holding Corporation Stock Incentive Plan, this Agreement and the Severance Protection Agreement contain all the promises and understandings of the parties with respect to the subjects addressed herein, and this Agreement may be amended only by a written Agreement signed by Employee and Employer’s Senior Vice President, Human Resources. The parties expressly agree that the provisions of any confidentiality, non- solicitation, and/or non-compete agreement that Employee may have signed while employed by Employer or any related or affiliated entity shall continue in full force and effect and nothing herein shall affect any of such provisions.

12.	This Agreement shall be covered by and considered and enforced in accordance with the laws of the State of North Carolina without regard to any principles of choice of law that may otherwise be applicable.

13.	If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Agreement by any other party, any such waiver shall not operate or be construed or asserted as a waiver of any other subsequent breach of this Agreement.

14.	The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 3 is found by a court of law to be unenforceable, the remainder of the Agreement will continue to be valid and effective. If Paragraph 3 is found to be unenforceable, the parties agree to seek a determination by the court as to the rights of the parties, including whether Employee is entitled to retain the benefits paid to him or her under the Agreement.

15.	The parties understand that the released persons and entities do not admit liability of any sort and that this Agreement is made to terminate any controversy with respect to all claims which Employee has previously asserted, or might later assert, arising out of the Employee’s employment and the employment termination.

16.	This Agreement is binding upon and shall inure to the benefit of the parties here and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns.

17.	The parties to this Agreement understand and agree that the terms and amounts are to be kept completely confidential except as permitted or required by law. No information concerning this Agreement shall be revealed to anyone except tax advisors, accountants, or legal counsel of the Parties, provided that any such recipient agrees to keep the information confidential.

18.	Other than with respect to stock options granted under the Scorpio Holding Corporation Stock Incentive Plan, this Agreement and the Severance Protection Agreement constitute the complete understanding between the Employee and the Employer, including the fact that this Agreement releases forever Employer from any legal actions relating to Employee’s employment with Employer, the termination thereof, and the provision of benefits herein. The parties sign this Agreement of their own free will in exchange for the mutual consideration listed above, which the parties acknowledge as adequate and satisfactory. No one has made representations to any party concerning the terms or effects of this Agreement, other than those contained in the Agreement.

I HAVE READ AND UNDERSTAND THE ABOVE. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY, HAVE BEEN GIVEN 45 DAYS TO CONSIDER THIS AGREEMENT AND HAVE 7 DAYS AFTER EXECUTION TO REVOKE THE AGREEMENT. I FURTHER ACKNOWLEDGE THAT I VOLUNTARILY ENTER INTO THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

POLYMER GROUP, INC.	Employee Signature:

/s/ Mary Tomasello	/s/ Michael D. Modak

Senior Vice President Global Human
Resources and Employee Communications	Print Name: Michael D. Modak
Date: December 31, 2013	Date: February 10, 2014

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